EXHIBIT 99.2

Boston Communications Group, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$9,467	$2,960
Short-term investments	68,285	63,553
Accounts receivable, net of allowance for doubtful accounts of $474 in 2004 and $878 in 2003	17,358	18,386
Deferred income taxes	319	1,260
Prepaid expenses and other assets	2,907	2,800

Total current assets	98,336	88,959
Property and equipment:
Building, land and leasehold improvements	14,576	10,989
Telecommunications systems & software	93,895	86,418
Furniture and fixtures	789	540
Systems in development	3,842	10,789

	113,102	108,736
Less allowance for depreciation and amortization	57,543	50,098

	55,559	58,638
Intangible assets, net	2,450	920
Goodwill	4,753	4,177
Other assets	6,913	1,897

Total assets	$168,011	$154,591

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$312	$1,844
Accrued expenses	13,386	12,363
Deferred revenue	3,753	3,788
Income taxes payable	1,591	760

Total current liabilities	19,042	18,755
Non-current liabilities:
Accrued pension liability	3,476	632
Deferred income taxes	7,046	7,003

Total non-current liabilities	10,522	7,635
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value, 2,000,000 shares authorized, none issued and outstanding	—	—
Common stock, voting, par value $.01 per share, 35,000,000 shares authorized; 17,581,625 and 18,249,028 shares issued and outstanding at December 31, 2004 and December 31, 2003, respectively	176	182
Additional paid-in capital	104,070	110,834
Retained earnings	34,430	17,230
Accumulated other comprehensive loss	(229)	(45)

Total shareholders’ equity	138,447	128,201

Total liabilities and shareholders’ equity	$168,011	$154,591

See accompanying notes.

Boston Communications Group, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Year Ended December 31,
	2004	2003	2002
NET REVENUES	$107,928	$99,787	$64,636

EXPENSES:
Cost of revenues *	26,047	25,000	19,529
Engineering, research and development	15,049	12,904	9,014
Sales and marketing	6,723	6,087	4,447
General and administrative	8,369	7,654	6,078
General and administrative – legal charges	2,991	3,990	4,295
Depreciation and amortization	22,332	19,336	17,558

Operating income	26,417	24,816	3,715
Interest income	1,188	1,214	1,552

Income before income taxes	27,605	26,030	5,267
Provision for income taxes	10,394	9,895	2,111

Net income from continuing operations	17,211	16,135	3,156
Discontinued operations:
Income (loss) from discontinued operations, before taxes	(19)	15	334
Income tax expense / (benefit) from discontinued operations	(8)	6	134

Net income / (loss) from discontinued operations	(11)	9	200

Net income	$17,200	$16,144	$3,356

Basic net income per share:
Continuing operations	$0.96	$0.90	$0.18
Net income	$0.96	$0.90	$0.20
Weighted average common shares outstanding	17,918	17,984	17,134

Diluted net income per share:
Continuing operations	$0.94	$0.87	$0.18
Net income	$0.94	$0.87	$0.19
Weighted average common shares outstanding	18,256	18,633	17,637

*	exclusive of depreciation and amortization, which is shown separately below

See accompanying notes.

Boston Communications Group, Inc.

Consolidated Statements of Shareholders’ Equity

(In thousands, except share amounts)

	Common Stock		Additional Paid In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Shares	Dollars
Balance December 31, 2001	17,191,861	$172	$98,928	$(2,270)	$—	$96,830
Exercise of stock options	274,118	3	1,848	—	—	1,851
Tax benefit from stock option exercises	—	—	623	—	—	623
Issuance of common stock under employee stock purchase plan	73,338	1	536	—	—	537
Repurchase of common stock	(172,000)	(2)	(1,456)	—	—	(1,458)
Net income	—	—	—	3,356	—	3,356

Balance December 31, 2002	17,367,317	174	100,479	1,086	—	101,739
Exercise of stock options	806,281	8	6,216	—	—	6,224
Tax benefit from stock option exercises	—	—	3,455	—	—	3,455
Issuance of common stock under employee stock purchase plan	75,430	—	684	—	—	684
Comprehensive Income:
Net income	—	—	—	16,144	—	16,144
Securities valuation adjustment, net of tax	—	—	—	—	(45)	(45)

Comprehensive income	—	—	—	—	—	16,099

Balance December 31, 2003	18,249,028	182	110,834	17,230	(45)	128,201
Exercise of stock options	88,912	1	654	—	—	655
Tax benefit from stock option exercises	—	—	128	—	—	128
Issuance of common stock under employee stock purchase plan	82,185	1	627	—	—	628
Repurchase of common stock	(838,500)	(8)	(8,173)	—	—	(8,181)
Comprehensive Income:
Net income	—	—	—	17,200	—	17,200
Securities valuation adjustment, net of tax	—	—	—	—	(90)	(90)
Minimum pension liability adjustment, net of tax	—	—	—	—	(94)	(94)

Comprehensive income	—	—	—	—	—	17,016

Balance December 31, 2004	17,581,625	$176	$104,070	$34,430	$(229)	$138,447

See accompanying notes.

Boston Communications Group, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2004	2003	2002
OPERATING ACTIVITIES
Net income from continuing operations	$17,211	$16,135	$3,156
Adjustments to reconcile net income from continuing operations to net cash provided by operations:
Depreciation and amortization	22,332	19,336	17,558
Deferred income taxes	1,044	3,894	1,161
Tax benefit from stock option exercises	128	3,455	623
Changes in operating assets and liabilities:
Accounts receivable	931	(3,257)	(5,127)
Prepaid expenses and other assets	(587)	(511)	216
Accounts payable and accrued expenses	(736)	626	1,357
Deferred revenue	(35)	(323)	1,300
Other liabilities	895	632	—
Income taxes payable	831	(1,152)	1,239

Net cash provided by operating activities of continuing operations	42,014	38,835	21,487
Net (loss) income from discontinued operations	(11)	9	200
Net change in operating assets and liabilities of discontinued operations	(279)	226	(122)

Net cash (used in) provided by operating activities from discontinued operations	(290)	235	78

Net cash provided by operations	41,724	39,070	21,561

INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(1,773)	—	(3,734)
Purchase of short-term investments	(68,780)	(45,969)	(24,481)
Sale of short-term investments	63,957	23,100	6,359
Purchase of long-term investments	(2,740)	(1,657)	—
Purchase of property and equipment	(18,983)	(32,838)	(23,195)

Net cash used for investing activities	(28,319)	(57,364)	(45,051)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	655	6,224	1,851
Proceeds from issuance of common stock	628	684	537
Repurchase of common stock	(8,181)	—	(1,458)
Repayment of capital lease obligations	—	—	(740)

Net cash provided by (used for) financing activities	(6,898)	6,908	190

Increase (decrease) in cash and cash equivalents	6,507	(11,386)	(23,300)
Cash and cash equivalents at beginning of year	2,960	14,346	37,646

Cash and cash equivalents at end of year	$9,467	$2,960	$14,346

See accompanying notes.

1. DESCRIPTION OF BUSINESS

Boston Communications Group, Inc. (the “Company”) develops products and services that enable wireless operators to fully realize the potential of their networks. The Company’s access management, billing, payment and network solutions help operators rapidly deploy and manage innovative voice and data services for subscribers. Available as fully managed services and licensed products, the Company’s solutions power wireless operators and enable Mobile Virtual Network Operators with market-leading implementations of prepaid wireless, postpaid billing, wireless account funding and m-commerce.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include 100% of the Company’s accounts and operations and all of its wholly-owned subsidiaries. Upon consolidation, all intercompany accounts and transactions are eliminated.

Reclassifications

Certain amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year presentation.

Revenue Recognition

Revenues are recognized in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” and application of Emerging Issues Task Force Issue No. 00-21 “Revenue Arrangements with Multiple Deliverables.”

The Company earns revenues in various ways through its managed services business:

1)	Real-Time Billing - the Company principally earns revenues by processing prepaid wireless minutes, net of any penalties incurred related to outages on the platform;

2)	Voyager Billing - the Company earns revenues by generating a postpaid subscriber’s monthly bill; and

3)	bcgi Payment - the Company principally earns revenues by processing transactions on behalf of wireless operator’s subscribers.

Revenues for each of these solutions are recognized as the services are provided. Managed services revenues also include amounts for licensing fees, development projects and implementations, which are typically recognized ratably over the remaining life of the contract with the respective wireless operator.

For the Company’s licensed systems sales, the Company typically recognizes revenue from the sale of systems at the time the systems are shipped or delivered to the customer, depending on shipping terms. In the event there are acceptance terms, the Company defers revenue until acceptance has occurred.

For multiple element arrangements, the Company determines the fair value of each element based on the specific objective evidence for that element and allocates total revenue from these arrangements to each element based on its fair value. Installation revenue is deferred until the entire installation is complete. Revenues from maintenance and support and other services are based on vendor-specific objective evidence of fair value and recognized ratably over the term of the maintenance and support contract period. Vendor-specific objective evidence of fair value of maintenance and support is based upon the amount charged when the service is sold separately, which is typically the contract’s renewal rate. Vendor-specific objective evidence of fair value for installation and other services is based upon standard pre-established rates.

All revenues are recorded net of unbillable amounts and amounts that are estimated to be uncollectible based on historical experience. A reserve for doubtful accounts is recorded based on historical experience or specific identification of an event necessitating a reserve.

Information concerning principal geographic areas is as follows for the years ended December 31, (in thousands):

	2004	2003	2002
Net revenues:
United States	$103,654	$94,015	$58,905
Other	4,274	5,772	5,758

Total	$107,928	$99,787	$64,636

Cash, Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist primarily of institutional money market funds.

The Company accounts for its marketable securities in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Instruments in Debt and Equity Securities.” The Company has classified all of its short-term investments as available-for-sale, and is thus reported at fair market value with unrealized gains and losses, net of tax, reported as a separate component of stockholder’s equity. The components of the Company’s available-for-sale securities were as follows as of December 31, (in thousands):

	2004	2003
Bond mutual funds	$2,531	$13,925
Corporate notes	8,002	9,000
Municipal auction rate securities	47,464	30,800
Annuities	10,288	9,828

Total available for sale securities	$68,285	$63,553

Investments that mature in more than three months but less than 36 months are considered short-term investments because the Company views its available-for-sale portfolio as available for use in its current operations. The Company’s short-term investments are invested in bond mutual funds, corporate notes, municipal auction rate securities and annuities maturing in less than thirty-six months.

Substantially all of the Company’s short-term investments have contractual maturities of twelve months or less. Because of the short term to maturity, amortized costs approximate fair values for all of these securities. Realized gains and losses for 2004, 2003 and 2002 were not material.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Legal Costs

The Company accrues the costs of settlements, damages and, under certain conditions, costs of defense when such costs are probable and estimable; otherwise, such costs are expensed as incurred. As discussed in Note 4 to the Consolidated Financial Statements, the Company began to expense legal costs related to the Freedom Wireless lawsuit as incurred due to the lengthy and unpredictable discovery process, which had made it difficult to continue to reasonably estimate legal costs for the suit. Other litigation will continue to be accounted for in accordance with the Company’s accounting policy, and generally, the Company develops an estimate of probable costs in consultation with the Company’s outside legal counsel who is handling the case. There can be no assurance that the Company’s expenses will not exceed its estimate.

Income Taxes

The Company’s current and deferred income taxes, and associated valuation allowances, are impacted by events and transactions arising in the normal course of business as well as in connection with special and non-recurring items. Assessment of the appropriate amount and classification of income taxes is dependent on several factors, including estimates of the timing and realization of deferred income tax assets and the timing of income tax payments. Actual collections and payments may materially differ from these estimates as a result of changes in tax laws as well as unanticipated future transactions impacting related income tax balances.

Comprehensive Income

Components of comprehensive income include net income and certain transactions that have generally been reported in the consolidated statements of shareholders’ equity. Other comprehensive income is comprised of unrealized gains and losses on available-for-sale securities and minimum pension liability adjustments.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of short-term investments and accounts receivable.

The Company maintains cash, cash-equivalents, short-term investments and long-term investments with high credit quality financial institutions and monitors the amount of credit exposure to any one financial institution, thereby mitigating credit risk.

The Company’s managed services business allows wireless operators throughout the United States to utilize its real-time billing capabilities, enabling such operators to offer prepaid wireless calling to their subscribers, offer various ways to replenish their accounts, to purchase digital content and to provide their subscriber’s with a monthly postpaid wireless bill. In addition, the Company sells licensed systems internationally, principally in North and South America and Africa. The Company generally does not require collateral from its customers, although upfront payments for a portion of the total sale are typically required prior to shipment.

The Company’s accounts receivable as of December 31, 2004 includes three customers whose balances represent 34%, 32% and 12% of net accounts receivable, respectively. The Company’s accounts receivable as of December 31, 2003 includes three customers whose balances represent 49%, 20% and 11% of net accounts receivable, respectively. The Company’s accounts receivable as of December 31, 2002 includes two customers whose balances represented 48% and 32% of net accounts receivable, respectively. During the years ended December 31, 2004, 2003 and 2002, the Company’s top 10 customers accounted for 92%, 91% and 94% of its total revenues, respectively. The following table summarizes sales in excess of 10% of total revenues, as a percentage of total revenues, to major customers for the years ended December 31:

	2004	2003	2002
Verizon Wireless	43%	52%	52%
Cingular Wireless	22%	24%	25%
Nextel Communications	14%	—%	—%

Property and Equipment

Property and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets, which range from 3 to 20 years. Systems in development represent internally capitalized labor and purchased hardware and software to be used in the Company’s managed services and licensed products business that are not yet placed into service and will be depreciated between 3 and 5 years.

Research and Development, Software Development Costs and Costs Obtained for Internal Use

Research and development costs are charged to expense as incurred. However, costs incurred for the development of computer software or deployment of assets for internal use is capitalized. The direct labor and payroll related costs of development of computer software, primarily for the coding and testing of the software, are capitalized in accordance with the American Institute of Certified Public Accountants’ Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The direct labor, travel and payroll related costs to deploy assets for internal use are capitalized until the asset is placed in service. The capitalized costs are subject to an ongoing assessment of recoverability based on the Company’s anticipated use, anticipated future undiscounted net cash flows and changes in hardware and software technologies.

Amortization of capitalized software development costs begins when the solution is made available for general release and internal use costs begins when the related asset is first placed in service. These costs are amortized on a straight-line basis over a three-year period.

Impairment of Long Lived Assets

The Company reviews the carrying value of its long-lived assets to assess the recoverability of these assets in accordance with Statement of Financial Accounting Standards (FAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company assesses assets for impairment when events and circumstances indicate that the assets might be impaired because of a change in anticipated use or technology, and the undiscounted operating cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. The impairment loss is measured by comparing the fair value of the assets to their carrying values. Fair value is determined by either quoted market prices or a discounted cash flow method, whichever is more appropriate under the circumstances involved. Based on the management’s most recent assessment, the Company believes there is no impairment of long-lived assets as of December 31, 2004.

Goodwill and Other Intangibles

The Company accounts for goodwill in accordance with FAS 142 “Goodwill and Other Intangible Assets.” Under FAS 142, goodwill is no longer amortized but is subject to annual impairment tests. Goodwill is evaluated for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company performed the annual impairment test in the fourth quarters of 2004, 2003 and 2002 utilizing the enterprise-wide approach, which is based on the aggregate market value of the Company’s common stock, and determined that goodwill was not impaired.

The Company’s intangible assets, which are assessed for impairment in accordance with FAS 144, acquired through business combinations consisted of (in thousands):

	December 31, 2004		December 31, 2003
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Acquired technology	$2,700	$462	$1,000	$233
Customer contracts	300	88	200	47

	$3,000	$550	$1,200	$280

The intangible assets are being amortized over a five-year life and the intangible amortization expense was $270,000 and $240,000 for the years ended December 31, 2004 and 2003. Estimated amortization expense for the five subsequent years ended December 31, is as follows (in thousands):

2005	$600
2006	600
2007	560
2008	360
2009	$330

Stock-Based Compensation

The Company has elected to follow the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations in accounting for its stock-based compensation plans, rather than the alternative fair value accounting method provided for under FAS No. 123, “Accounting for Stock-Based Compensation.” Under APB 25, since the exercise price of options granted under these plans equals the fair market price of the underlying stock on the date of grant, the Company recognizes no compensation expense for stock option grants.

Pro forma information regarding net income and earnings per share is required by FAS 123 and has been determined as if the Company had accounted for its stock-based awards to employees under the fair value method of FAS 123. The fair value of the Company’s stock-based awards to employees was estimated at the date of grant using the Black-Scholes option valuation model using the following assumptions:

	2004	2003	2002
Risk-free interest rate	1.47%-3.85%	1.59%-2.64%	1.97-4.29%
Weighted average fair value of options granted	$6.76	$5.66	$4.65
Expected life of options grants	3-5 years	3 years	3 years
Expected volatility of underlying stock	63%-87%	84-88%	90%
Dividend yield	—	—	—

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company’s options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. Had compensation expense for the Company’s Stock Plans been determined consistent with FAS No. 123, the pro forma net income and net income per share would have been as follows for the years ended December 31 (in thousands, except per-share information):

	2004	2003	2002
Net income as reported	$17,200	$16,144	$3,356
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards, net of tax benefit	2,694	2,968	2,427

Pro forma net income	$14,506	$13,176	$929

Basic net income per share:
Net income as reported	$0.96	$0.90	$0.20

Pro forma	$0.81	$0.73	$0.05

Diluted net income per share:
Net income as reported	$0.94	$0.87	$0.19

Pro forma	$0.79	$0.72	$0.05

Basic and Diluted Net Income Per Share

Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares outstanding during the period plus the impact, if dilutive, of common share equivalents, which comprise stock options. For purposes of computing diluted earnings per share, weighted average common share equivalents do not include stock options with an exercise price that exceeds the average market price of the Company’s Common Stock for the respective period. Accordingly, for the years ended December 31, 2004, 2003 and 2002 options to purchase 1,293,000, 241,900 and 884,422 shares, respectively, of Common Stock have been excluded from the computation.

The following table sets forth a reconciliation of basic and diluted shares (in thousands) for the years ended December 31:

	2004	2003	2002
Denominator for basic net income per share	17,918	17,984	17,134
Effect of dilutive employee stock options	338	649	503

Denominator for diluted net income per share	18,256	18,633	17,637

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

Statement 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. The Company expects to adopt Statement 123(R) on July 1, 2005.

Statement 123(R) permits public companies to adopt these requirements using one of two methods:

•	A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

•	A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The Company plans to adopt Statement 123 using the modified-prospective method.

As permitted by Statement 123, the Company currently accounts for share-based payments to employees using Opinion 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method will have a significant impact on the Company’s results of operations, although it will have no impact on our overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share in Note 2 to the Company’s consolidated financial statements. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While the Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions was $128,000, $3.5 million, and $623,000 in 2004, 2003 and 2002, respectively.

3. ACQUISITIONS

(a)	Infotech Solutions Corporation

In October 2002, the Company acquired the assets and certain liabilities of Infotech Solutions Corporation (ISC), a privately-held provider of billing software solutions for the wireless marketplace, providing the Company with an outsourced postpaid billing solution for wireless operators. The Company paid $3.5 million in cash to acquire substantially all of the assets and certain liabilities of ISC. Additional contingent cash consideration may be paid to ISC based on attaining certain defined annual revenue targets from 2003 to 2005. Any additional cash consideration payments to ISC will be accounted for as additional goodwill. For 2003, ISC achieved certain revenue targets resulting in contingent consideration paid in 2004 of $410,000. For 2004, ISC earned contingent consideration of $590,000 that will be paid in the first quarter of 2005. The purchase price was allocated based on the estimated fair value of the assets acquired and liabilities assumed on the date of acquisition. Management determined the fair value of the assets acquired by considering the anticipated cash flows to be generated from the existing products, the valuation of customer relationships, the estimated life of the technology acquired and other assumptions. Identifiable intangible assets consist of acquired technology and customer contracts and are being amortized on a straight-line basis over five years. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill. The results of operations of ISC are included in the Company’s Consolidated Statements of Income from the date of acquisition. The allocation of the purchase price to the fair value of the identifiable net assets acquired and the excess purchase price to goodwill is as follows (in thousands):

Purchase price	$3,562
Acquisition costs	369
Lease payoff	125

Total price paid	4,056

Less:
Cash	(322)
Accounts receivable, net	(425)
Property and equipment	(398)
Prepaid expenses	(41)
Accrued expenses and deferred revenue	442
Identifiable Intangible Assets:
Technology	(1,000)
Customer contracts	(200)

Goodwill Acquired	$2,112

(b)	Airada Networks, Inc. and Airada Networks Private Limited

In November 2004, the Company acquired the assets of Airada Networks, Inc. and Airada Networks Private Limited (Airada), a privately-held provider of payment management software solutions for the wireless marketplace, for $1.3 million in cash. Additional contingent cash consideration may be paid to Airada based on attaining certain defined annual revenue targets and other metrics from 2005 to 2007. The fair value of the acquisition was allocated to identifiable assets based on fair values as of the date of acquisition. Management determined the fair value of the assets acquired by considering the anticipated cash flows to be generated from the existing products, the valuation of customer relationships, the estimated life of the technology acquired and other assumptions. Identifiable intangible assets consist of acquired technology and customer contracts and are being amortized on a straight-line basis over five years. The results of operations of Airada are included in the Company’s Consolidated Statements of Income from the date of acquisition.

Pro forma information including the results of Airada has not been presented as Airada’s operations were not material.

4. LEGAL EXPENSES AND SPECIAL CHARGES

In the first quarter of 2002, the Company recorded a special charge of $3.3 million, respectively, principally to accrue for legal expenses estimated by its outside legal counsel to be incurred in the defense of the patent infringement suit brought by Freedom Wireless. However, due to the lengthy and unpredictable proceedings, which had made it difficult to reasonably estimate legal costs in the Freedom Wireless suit, commencing in the third quarter of 2002, the Company began accounting for costs related to this case as incurred. As a result, for the years ended December 31, 2003 and 2004, the Company recorded charges of $4.0 and $3.0 million, respectively, for legal expenses related to the lawsuit.

5. ACCRUED EXPENSES

Accrued expenses consist of the following at December 31, (in thousands):

	2004	2003
Payroll and related benefits	$4,153	$5,109
Equipment costs	2,288	1,702
Legal fees	1,447	961
Contingent consideration	1,054	410
Other	4,444	4,181

Total accrued expenses	$13,386	$12,363

6. ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss are summarized below (in thousands).

	Change in net unrealized holding gains / losses on investments	Minimum pension liability adjustment	Total accumulated other comprehensive loss
Balance as of December 31, 2001	$—	$—	$—
Current-period change	—	—	—
Balance as of December 31, 2002	—	—	—
Current period change	(45)	—	(45)
Balance as of December 31, 2003	(45)	—	(45)
Current period change	(90)	(94)	(184)

Balance as of December 31, 2004	$(135)	$(94)	$(229)

7. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows at December 31, (in thousands):

	2004	2003
Deferred tax assets:
Allowance for doubtful accounts	$121	$319
Deferred compensation	610	253
Accrued expenses and other	498	1,188
Total deferred tax assets	1,229	1,760
Deferred tax liabilities:
Tax deprecation and amortization in excess of book depreciation and amortization expense	(7,956)	(7,503)

Total deferred tax liabilities	(7,956)	(7,503)

Net deferred tax liabilities	$(6,727)	$(5,743)

The provision for income taxes consists of the following for the years ended December 31, (in thousands):

	2004	2003	2002
Current:
Federal	$7,706	$5,063	$859
State	1,696	944	225

Total current	9,402	6,007	1,084

Deferred:
Federal	837	3,310	987
State	147	584	174

Total deferred	984	3,894	1,161

Total income tax provision	$10,386	$9,901	$2,245

A reconciliation of the income tax provision at the statutory rate to the income tax provision as reported is as follows for the years ended December 31, (in thousands):

	2004	2003	2002
Federal provision at statutory rate	$9,662	$9,116	$1,907
State income provision, net of federal taxes	1,052	1,448	352
Permanent differences	(151)	(63)	(14)
Recognition of NOL’s not previously benefited	—	(323)	—
Research credits	(234)	(22)	—
Other	57	(255)	—

Total income tax provision	$10,386	$9,901	$2,245

Income taxes paid were $8.7 million in 2004, $3.7 million in 2003 and $26,000 in 2002.

8. CAPITAL STOCK

Preferred Stock

The Board of Directors is authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 2,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. Currently, there are no shares of Preferred Stock issued and outstanding. The Company has no present plans to issue any shares of Preferred Stock.

Stock Option Plans

The Company’s 2004 Stock Incentive Plan (the “Incentive Plan”) was adopted by the Board of Directors and approved by its stockholders in 2004. The Incentive Plan provides for the grants of options, restricted stock awards, stock appreciation rights and other stock-based wards to employees, officers, directors and consultants and advisors to the Company and its subsidiaries.

In addition, the Company has Stock Option Plans (the “Option Plans”) that provide for the grant of options to employees, officers, directors and consultants and advisors to the Company and its subsidiaries.

Under both the Incentive Plan and the Option Plans, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended

(“Incentive Stock Options”), or options not intended to qualify as incentive stock options (“Non-Statutory Options”). Incentive stock options may only be granted to the Company’s employees. A total of 4,364,792 shares of Common Stock may be issued upon the exercise of options granted under the Incentive Plan and the Option Plans. The maximum number of shares with respect to which options or other awards may be granted to any employee under the Incentive Plan and the Option Plans shall not exceed 60,000 to 200,000 shares of Common Stock during any calendar year, depending on the specifics of the applicable stock plan. All options granted have 10-year terms and generally vest and become exercisable over one to five years.

The Company has authorized Non-Statutory Options outside of the Plans. The Board of Directors also authorized options for grant outside of the Plans totaling 500,000 shares in 2001.

Stock option activity information is as follows:

	2004		2003		2002
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding - beginning of year	2,679,257	$9.25	2,852,761	$8.38	2,650,108	$8.26
Granted	629,380	10.32	675,010	11.18	585,575	8.41
Exercised	(88,912)	7.26	(806,281)	7.72	(274,118)	6.76
Canceled	(93,446)	9.79	(42,233)	10.63	(108,804)	9.47

Outstanding - end of year	3,126,279	$9.51	2,679,257	$9.25	2,852,761	$8.38

The following table summarizes the options outstanding and exercisable as of December 31, 2004:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In years)	Number of Shares	Weighted Average Exercise Price
$ 3.69-$7.06	662,168	$6.24	4.20	662,168	$6.24
$ 7.09-$ 7.85	577,848	7.56	7.35	435,904	7.54
$ 7.87-$ 8.90	514,406	8.65	7.38	184,277	8.49
$ 8.95-$11.68	591,567	10.78	8.57	349,076	10.91
$11.72-$13.03	546,890	12.71	7.60	289,282	12.92
$13.05-$22.94	227,400	14.41	3.91	192,990	14.45
$27.13-$27.13	6,000	27.13	5.87	6,000	27.13

$ 3.69-$27.13	3,126,279	$9.51	6.71	2,119,697	$9.19

There were 467,055 options available for grant at December 31, 2004. There were 1,569,150 and 1,700,475 options exercisable as of December 31, 2003 and 2002, respectively.

Employee Stock Purchase Plan

The Company’s 2004 Employee Stock Purchase Plan (the “Purchase Plan”) was adopted by the Board of Directors and approved by the shareholders of the Company in June 2004. The Purchase Plan includes the remaining shares available for grant under the 2001 Employee Stock Purchase Plan which were rolled into the Purchase Plan in September 2004. The Purchase Plan authorizes the issuance of up to a total of 357,531 shares of Common Stock to participating employees. As of December 31, 2004, there were 357,531 shares available for grant under the Purchase Plan.

All of the Company’s full-time employees, who have been employed for a minimum of three months, including directors of the Company who are employees, are eligible to participate in the Purchase Plan. On the first day of a designated payroll deduction period (the “Offering Period”), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount (up to a maximum of 10% of such employee’s regular pay) to be deducted by the Company from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which has an aggregate market value (determined on either the first or the last day of the Offering Period) in excess of $12,500. The Compensation Committee may, at its discretion, choose an Offering Period of 12 months or less for each of the Offerings and choose a different Offering Period for each Offering.

9. RETIREMENT PLANS

Defined Benefit Plan

In 2002, the Company implemented a defined benefit retirement plan (the Plan) for certain executives. Contributions are based on periodic actuarial valuations and are charged to the Consolidated Statement of Income on a systematic basis over the expected average remaining service lives of the executives as prescribed by Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions” (FAS 87). The Company’s funding policy is to make annual contributions to the extent such contributions are tax deductible as actuarially determined. The benefits under the defined benefit plan are based on years of service and compensation.

The table below reflects the status of the Company’s defined benefit plan as of December 31, 2004, 2003 and 2002 are as follows (in thousands):

	2004	2003	2002
Change in benefit obligation
Benefit obligation at beginning of year	$3,611	$2,093	$—
Service cost	412	366	24
Interest cost	217	178	16
Actuarial loss	745	974	69
Unrecognized net prior service cost	—	—	1,984

Benefit obligation at end of year	$4,985	$3,611	$2,093

Funded Status	$(4,985)	$(3,611)	$(2,093)
Unrecognized net actuarial loss	1,663	1,090	54
Unrecognized net prior service cost	1,795	1,889	1,984

Net liability recognized	$(1,527)	$(632)	$(55)

Amounts recognized in the Consolidated Balance Sheets consist of:
Accrued benefit liability	$(3,476)	$(632)	$(55)
Prepaid asset	—	—	—
Other comprehensive loss	154	—	—
Intangible pension asset included in other assets on the balance sheet	1,795	—	—

Net amount recognized	$(1,527)	$—	$—

The components of net periodic benefit costs for the years ended December 31, 2004, 2003 and 2002 are as follows (in thousands):

	2004	2003	2002
Components of net periodic benefit costs
Service cost	$412	$366	$24
Interest cost	217	178	16
Amortization of unrecognized items	266	33	15

Net periodic benefit costs	$895	$577	$55

Other comprehensive loss attributable to change in additional minimum liability recognition	$94	$—	$—

The projected benefit obligation and accumulated benefit obligation in excess of plan assets at December 31, 2004 was $5.0 million and $3.5 million, respectively. The Plan assets are not qualified assets under FAS 87, and as a result, are accounted for outside of the Plan and are recorded in the Company’s balance sheet as long-term investments. The long-term investments are Company-owned life insurance policies, to which the Company intends to contribute annually.

In 2003, the Company purchased life insurance as the investment vehicle to fund the pension benefits. Because sponsors are not entitled to tax deductions for any contributions to a nonqualified plan, the plan is considered unfunded for purposes of FAS 87, which means the net periodic pension cost for the plan has no components for return on plan assets or deferred asset gains or losses. The Company has purchased life insurance policies to make up for some of the tax disadvantages to sponsors of nonqualified plans. However, the cash surrender value of a key-executive life insurance policy owned by the Company does not represent a plan asset for pension accounting or disclosure purposes. Rather, the Company is accounting for this business-owned life insurance in accordance with FASB Technical Bulletin No. 85-4, “Accounting for Purchases of Life Insurance,” and separately accounts for the pension cost and liability under FAS 87.

The weighted average assumptions used in the accounting for the Plan are as follows:

	2004	2003	2002
Discount rate	6.00%	6.00%	8.00%
Rate of compensation increase	3.00%	3.00%	—

Expected 2005 Company contributions and estimated future benefit payments are as follows (in thousands):

Expected Company Contributions
2005	$1,517
Expected Benefit Payments
2005	$—
2006	—
2007	—
2008	121
2009	205
2010-2014	$1,183

Defined Contribution Plan

The Employee Savings and Retirement Plan is qualified under Sections 401(a) and (k) of the Internal Revenue Code. The Company contributes a percentage of each participating employee’s salary deferral contributions. The Company’s matching contributions are invested in various mutual funds and become 25 percent vested at the end of an employee’s second year of service, and vest 25 percent per year of service thereafter until becoming fully vested at the end of five years of service. For the years ended December 31, 2004, 2003 and 2002, the Company’s matching contributions under this plan were $281,000, $233,000 and $228,000, respectively.

10. COMMITMENTS AND CONTINGENCIES

Lease obligations and purchase commitments

The Company has purchase obligations and non-cancelable operating lease commitments for office space and equipment, many of which are renewable at its option. Rent expense was approximately $1.9 million in 2004 and $2.1 million in both 2003 and 2002. Future payments due under non-cancelable operating leases are as follows for the years ended December 31, (in thousands):

Operating Leases
2005	$1,744
2006	514
2007	165
2008	49
2009 and beyond	12

Total payments due	$2,484

Purchase commitments totaled $5.1 million as of December 31, 2004. These commitments related principally to obligations to purchase equipment and telecommunications services from various vendors.

Legal

See note 12 for subsequent event information.

In March 2000, Freedom Wireless, Inc. filed a suit against the Company and a number of its wireless carrier customers. The suit is being tried in the United States District Court in Massachusetts and alleges that the defendants infringe two patents held by Freedom Wireless, Inc. and seeks damages as well as injunctive relief. If there were a ruling that the Company infringed the Freedom Wireless patents, it could significantly restrict the Company’s ability to conduct business. In addition, the Company has an obligation to indemnify the other defendants for damages they may incur with respect to any infringement by the Company’s technology. The trial began on February 28, 2005. In 2005, Verizon Wireless, who was a defendant in the case, reached a settlement with Freedom and is therefore no longer a defendant in the case. The Company was not part of the settlement discussions and the terms of the settlement are not public. The Company does not believe that it infringes these patents and believes that the patents are invalid in light of prior art and other reasons.

The Company expects to incur approximately $1.5 to $1.8 million in legal expenses in the first quarter of 2005 and, on average, $1.0 million per quarter thereafter, until the Freedom Wireless matter is resolved. However, this cost will likely continue to vary from quarter to quarter, depending on the timing of proceedings. There can be no assurance that costs to defend the Freedom Wireless suit will not exceed the Company’s estimate.

The Company is not presently able to estimate the potential losses, if any, related to the Freedom Wireless lawsuit. Freedom Wireless is seeking damages in excess of $250 million from us and the other remaining co-defendants, who bcgi has agreed to indemnify. If Freedom Wireless prevails in this case and is awarded the amount of damages which they are seeking from bcgi and the other co-defendants, this amount would exceed the Company’s ability to pay.

From time to time, as a normal incidence of the nature of the Company’s business, various claims, charges and litigation are asserted or commenced against the Company arising from, or related to, contractual matters, patents, trademarks, personal injury, and personnel and employment disputes. As to such claims and litigation, the Company can give no assurance that it will prevail. However, the Company does not believe that these matters (other than as disclosed) will have a material adverse effect on its consolidated financial position, although an adverse outcome of any of these matters could have a material adverse effect on its consolidated results of operations or cash flows in future quarters or in the quarter or annual period in which one or more of these matters are resolved.

Indemnifications

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45), which requires certain guarantees to be recorded at fair value as opposed to the previous practice of recording a liability only when a loss is probable and reasonably estimable. FIN 45 also requires a guarantor to make significant new guaranty disclosures, even when the likelihood of making any payments under the guarantee is remote.

The Company has agreed to indemnification provisions in certain of its agreements with customers and its leases of real estate in the ordinary course of its business.

With respect to customer agreements, these provisions generally obligate the Company to indemnify the customer against losses, expenses, liabilities and damages that may be awarded against the customer in the event the Company’s systems or services infringe upon a patent or other intellectual property right of a third party. The agreements generally limit the scope of and remedies for such indemnification obligations in certain respects, including but not limited to geographical limitations and the right to replace or modify an infringing product or service. The Company believes its internal development processes and other policies and practices limit its exposure related to the indemnification provisions of these agreements.

With respect to real estate leases, these indemnification provisions typically apply to claims asserted against the landlord by a third party relating to personal injury and property damage occurring at the leased premises or to certain breaches of the Company’s contractual obligations. The term of these indemnification provisions generally survive the termination of the lease, although the exposure is greatest during the lease term and for a short period of time thereafter. The maximum potential amount of future payments that the Company could be required to make under these indemnification provisions is unlimited. The Company has purchased insurance that reduces the amount of such exposure for landlord indemnifications. The Company has never paid any amounts to defend lawsuits or settle claims related to these landlord indemnification provisions. Accordingly, the Company believes the estimated fair value of these indemnification arrangements is minimal.

11. SEGMENT REPORTING AND DISCONTINUED OPERATIONS

FAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial statements. It also established standards for related disclosures about products and services, and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision-maker is the President and Chief Executive Officer. Historically, the Company’s reportable operating segments consisted of Billing and Transaction Processing Services, Roaming Services and Prepaid Systems. The Company’s Billing and Transaction Processing Services solutions allowed wireless carriers to access the Company’s managed services network and transaction processing platform, enabling such carriers to offer prepaid wireless calling, replenishment capabilities and postpaid billing and customer care to their subscribers. The Roaming Services solution provided wireless carriers the ability to generate revenues from subscribers who are not covered under traditional roaming agreements by arranging payment for roaming calls. The Prepaid Systems solution assembled and marketed prepaid systems to international carriers.

In March 2004, the Company ceased providing its ROAMERplus solution, effectively discontinuing its Roaming Services segment. Pursuant to Statement of Financial Accounting Standards 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”), the consolidated financial statements have been reclassified to reflect this discontinued operation. Accordingly, the operating results of the Roaming Services segment have been segregated as discontinued operations in the Consolidated Balance Sheets, Consolidated Statements of Income and Consolidated Statements of Cash Flows. In addition, 2003 and 2002 amounts have been restated to reflect Roaming Services as discontinued operations. Revenues for the Roaming Services segment were $563,000, $3.4 million and $6.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.

During the quarter ended September 30, 2004, the Company began a phased shut down of its Tulsa operation, which housed much of the operations that supported its prepaid systems business and began to integrate the prepaid systems business into its Massachusetts locations. The expenses incurred to close this facility are reflected in the Company’s operating results. As a result, beginning with the fourth quarter of 2004, the Company no longer reported the Prepaid Systems business as a separate segment, as it is not material.

12. SUBSEQUENT EVENTS

Freedom Wireless Verdict

On May 20, 2005, the Company announced that a jury found that the Company and the other co-defendants jointly infringed two U.S. patents held by Freedom Wireless and the jury awarded Freedom Wireless approximately $128 million for past infringement. The jury also ruled that the Company willfully infringed the patents, which could result in up to three times the amount of damages awarded and attorneys’ fees.

Before a final judgment can be rendered, the U.S. District Court in Massachusetts (the Court) will hear a separate, non-jury trial regarding an unenforceability defense by bcgi and the other co-defendants. This trial commenced in the U.S. District Court in Massachusetts on June 7, 2005. On June 13, 2005, the presiding judge suspended the non-jury trial and ordered mediation between the Company and the other co-defendants in the lawsuit and Freedom Wireless, Inc. In the event that the mediation is unsuccessful and the parties are unable to reach a settlement, the non-jury trial is currently scheduled to resume on July 14, 2005 and could last approximately one to two weeks after it commences.

bcgi continues to believe that it does not infringe on the Freedom Wireless patents and that the patents are invalid in light of prior art. If the Court rules for bcgi and the other co-defendants in the non-jury trial, the patents held by Freedom Wireless would become unenforceable, a decision that Freedom Wireless, Inc. may choose to appeal.

If the mediation is unsuccessful and the Court rules against bcgi and the other co-defendants in the non-jury trial, bcgi expects to appeal the Court’s decision to the Court of Appeals for the Federal Circuit. bcgi will likely be required to provide collateral or post a bond in order to appeal the Court’s decision. If the Company is not successful in the non-jury trial, Freedom Wireless may seek to enjoin the Company from providing its prepaid wireless Real-Time Billing managed services in the United States, pending appeal.

If the Company is unable to provide adequate collateral or to post a sufficient bond or is enjoined during the appeals process, or if the Company is unable to get an adverse judgment reversed or to negotiate a commercially acceptable license with Freedom Wireless to allow bcgi to continue to provide its products and services, then it will not be possible for the Company to provide the prepaid wireless Real-Time Billing service as currently offered in the United States. As a result of the matters discussed above, the Company may not be able to continue its ongoing operations or may need to seek protections under the bankruptcy code.

In addition, Freedom Wireless filed additional lawsuits on May 20, 2005 against bcgi and Alltel Corporation and bcgi and Nextel Communications alleging joint infringement on the same two patents. Freedom Wireless may also bring infringement actions against the Company’s other customers who were not party to these lawsuits. If Freedom Wireless is successful in these lawsuits, these customers may stop using bcgi’s prepaid wireless Real-Time Billing service and bcgi may become obligated to indemnify them for their damages, which could be substantial. Even if the Company is successful in the non-jury trial or on appeal, due to the uncertainty of this process, the Company’s existing customers may choose to stop using its prepaid wireless Real-Time Billing service and the Company may be unable to obtain any new customers. These results would have a material adverse impact on the Company’s business.

On May 23, 2005 Cingular Wireless (one of the co-defendants in the May 20, 2005 verdict) filed suit against the Company demanding judgment for contractual indemnification in an amount equal to Cingular’s money damages and other relief.

bcgi will record losses in its financial statements related to the above matters at the time bcgi believes that the losses are both probable and amounts are reasonably estimable. This amount may be solely the Company’s responsibility since the other defendants have claimed that bcgi is obligated to indemnify them for any damages they incur with respect to any infringement by the Company’s technology.

The above matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Class Action Lawsuit

On June 7, 2005, bcgi reported that it has learned that a class action lawsuit was brought against it and two of its senior executives in the United States District Court for the District of Massachusetts, on behalf of a putative class of purchasers of bcgi common stock between November 15, 2000 and May 20, 2005 inclusive (the “alleged class period”). The lawsuit claims violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and seeks unspecified damages, together with attorneys’ fees and costs. The lawsuit asserts, among other things, that during the alleged class period defendants failed to disclose adverse facts regarding the Freedom Wireless lawsuit, including that the Company had “willfully” infringed the Freedom Wireless patents. bcgi intends to contest the lawsuit vigorously and believes that it and the two executive officers named as defendants have meritorious defenses to the allegations set forth in the lawsuit.